Exhibit 15.4

CONSENT OF PETROLEUM ENGINEER

I hereby consent to the inclusion in the Registration Statement on Form 20-F/A (the "Registration Statement") filed by Samson Oil & Gas Limited (the "Company") of the report presented as of June 30, 2006 and 2005, and for the five-month period from February 1, 2005 to June 30, 2005 relating to the oil and gas reserves of the Company, and to the references to my name appearing in the Registration Statement, including under the heading "Statements by Experts."

/s/ Jeffrey W. Rhodes, P.E.
Jeffrey W. Rhodes, P.E.

August 16, 2007